                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934




     Date of Report (Date of earliest event reported)     FEBRUARY 1, 1998



                               CROWN GROUP, INC.
            (Exact name of registrant as specified in its charter)





          TEXAS                         0-14939                 63-0851141
(State or other jurisdiction    (Commission File Number)      (IRS Employer
     of incorporation)                                      Identification No.)




        4040 NORTH MACARTHUR BOULEVARD, SUITE 100, IRVING, TEXAS 75038
                    (Address of principal executive offices)



    Registrant's telephone number, including area code       (972) 717-3423




         _____________________________________________________________
         (Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

                                     PAACO

Effective February 1, 1998, pursuant to a definitive stock purchase agreement, Crown Group, Inc. ("Crown") acquired 53% of the common stock of each of Paaco, Inc. and Premium Auto Acceptance Corporation (collectively, "Paaco") for an aggregate purchase price of approximately $9.1 million cash. The purchase price was determined through arms-length negotiations between the parties. Approximately $4.9 million of Paaco common stock was purchased directly from Paaco, and the remaining $4.2 million of Paaco common stock was purchased from Larry Lange, Daniel Chu and Ted Lange (collectively, the "Original Shareholders"), who prior to this transaction were the sole shareholders of Paaco. The purchase price was funded from cash on hand.

In connection with the Paaco transaction, Crown and the Original Shareholders entered into a Shareholders' Agreement (the "Paaco Shareholders' Agreement") which provides, among other things, that in the event either Crown or any Original Shareholder desires to sell their interest in Paaco such shareholder must first offer to sell such interest to Paaco and the other shareholders in accordance with the provisions of the Paaco Shareholders' Agreement.

The Paaco Shareholders' Agreement also provides that Paaco's Board of Directors will consist of two directors appointed by Crown and two directors appointed by the Original Shareholders. Without the unanimous approval of Paaco's Board of Directors, Paaco can not (i) amend its articles of incorporation or by-laws,
(ii) issue its stock, declare dividends, repurchase its stock, merge or liquidate, or (iii) make any material acquisitions or dispositions.

Paaco is a vertically integrated used car sales and finance company which operates seven used car dealerships in the Dallas-Ft. Worth area. Paaco sells, underwrites and finances used cars and trucks with a focus on the Hispanic market. For the year ended December 31, 1997 Paaco's revenues were approximately $49 million.



                                   PRECISION

On February 3, 1998, pursuant to a definitive stock purchase agreement, Crown acquired 80% of the common stock of Precision IBC, Incorporated ("Precision") for a purchase price of approximately $2.4 million cash. The purchase price was determined through arms-length negotiations between the parties. The shares of Precision common stock were purchased directly from Van P. Finger, who prior to this transaction was the sole shareholder of Precision. The purchase price was funded from cash on hand. In connection with this transaction, Crown loaned Precision approximately $3.1 million, the proceeds of which were used to pay off existing bank debt.

As part of the Precision transaction, Crown and Mr. Finger entered into a Right of First Refusal and Put Agreement (the "First Refusal and Put Agreement") which provides, among other things, that in the event Mr. Finger desires to sell his interest in Precision, he must first offer to sell such interest to Crown under the terms and conditions provided in the First Refusal and Put Agreement. Pursuant to such agreement Mr. Finger has the right to make an election during the months of June 2000 or June 2001 to cause Crown or Precision to purchase all of his shares of Precision common stock based upon the Fair Market Value of his stock, as such term is defined in the First Refusal and Put Agreement.

Precision is in the business of renting and selling intermediate bulk containers to industrial and manufacturing concerns. For the year ended December 31, 1997 Precision's revenues were approximately $3.3 million.





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
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) and (b). The financial statements required to be filed with this report are not presently available. Crown will file the required financial statements under cover of Form 8-KA as soon as practicable but not later than 60 days after the due date of the filing of this report.

(c) Exhibits.

The following exhibits are filed with this report:

Exhibit Number   Description of Exhibit
--------------   ----------------------

2.2              Stock Purchase Agreement dated as of February 1, 1998 by and among Paaco, Inc., Premium Auto Acceptance
                 Corporation, Larry Lange, Daniel Chu, Ted Lange and Crown Group, Inc.

2.3              Stock Purchase Agreement dated February 3, 1998 by and among Van P. Finger and Crown Group, Inc.


10.11            Shareholders' Agreement dated as of February 1, 1998 by and among Larry Lange, Daniel Chu, Ted Lange and Crown Group, Inc.

10.12            Right of First Refusal and Put Agreement dated February 3, 1998 by and among Van P. Finger and Crown
                 Group, Inc.




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Crown Group, Inc.



                                             By:      \s\ Mark D. Slusser
                                                     -------------------------
                                                     Mark D. Slusser
                                                     Chief Financial Officer

Dated:  February 13, 1998





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
                               INDEX TO EXHIBITS


Exhibit Number   Description of Exhibit
--------------   ----------------------

2.2              Stock Purchase Agreement dated as of February 1, 1998 by and among Paaco, Inc., Premium Auto Acceptance
                 Corporation, Larry Lange, Daniel Chu, Ted Lange and Crown Group, Inc.

2.3              Stock Purchase Agreement dated February 3, 1998 by and among Van P. Finger and Crown Group, Inc.


10.11            Shareholders' Agreement dated as of February 1, 1998 by and among Larry Lange, Daniel Chu, Ted Lange and Crown Group, Inc.

10.12            Right of First Refusal and Put Agreement dated February 3, 1998 by and among Van P. Finger and Crown
                 Group, Inc.





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